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                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated June 27, 2001, relating to the financial statements and financial highlights which appear in the May 31, 2001 Annual Report to Shareholders of Primary Fund, U.S. Government Fund and U.S. Treasury Fund and the May 31, 2001 Annual Report to Shareholders of Strategist Money Market Fund (the four portfolios constituting The Reserve Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Investment Management, Distribution and Custodian Agreements - Custodian and Independent Accountants" in such Registration Statement.




     PricewaterhouseCoopers LLP

     New York, New York
     July 16, 2001